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Exhibit 1

AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

CONCERNING JOINT SCHEDULE 13G FILING

The undersigned each agree, in connection with their beneficial ownership of common stock of PortalPlayer, Inc., (i) that a Schedule 13G shall be filed jointly by them pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), together with any amendments to the Schedule 13G that from time to time may be required; and (ii) that the Schedule 13G and any such amendments are filed on behalf of each of them. The undersigned acknowledge their respective responsibilities as set forth in Rule 13d-1(k)(1) promulgated under the Exchange Act.

This Agreement may be executed in counterparts.

Date: February 14, 2005

INVESTCORP, S.A.

By:	/s/ ZAHID ZAKIUDDIN
Name:	Zahid Zakiuddin
Title:	Authorized Representative

SIPCO LIMITED

By:	/s/ GARY S. LONG
Name:	Gary S. Long
Title:	Director

INVESTCORP/(212) VENTURES TECHNOLOGY FUND I, L.P.

	By:	TECHNOLOGY VENTURES LIMITED, its general partner

		By:	/s/ EBRAHIM H. EBRAHIM
		Name:	Ebrahim H. Ebrahim
		Title:	Director